PEPSICO Q2 EPS GROWS 14% TO 52 CENTS
AT HIGH END OF EXPECTATIONS

MANAGEMENT AFFIRMS CONFIDENCE IN
2002 EPS GROWTH OF 13%-14%

        PepsiCo's line of business operating profits grew over 11%
       Operating margins expanded 200 basis points
       Largest U.S. divisions all gained market share
       Operating cash flow increased by $900 million
       Quaker integration and synergies on track
       Volume rose 3% and net revenues grew 2% (3% on a currency neutral basis)

PURCHASE, N.Y., July 19, 2002 – PepsiCo continued to deliver consistently solid double-digit earnings growth, with fully diluted earnings per share for the second quarter of 2002 up 14% to 52 cents, on a comparable basis. On a reported basis, earnings per share for the quarter were $0.49, an increase of 12% over the prior year.

Chairman and Chief Executive Officer Steve Reinemund said: “We#146;re pleased to have delivered very strong operating profit and earnings per share growth. Our margins expanded as a result of synergies from our merger with Quaker, as well as strong productivity across our divisions. We increased our market share across our key U.S. businesses, and our cash flow was extremely healthy.”

Reinemund continued: “However, volume and net revenues grew more slowly than we had previously expected. On a currency neutral basis, our revenue growth was 3%. Beyond currency, the most significant contributors to our shortfall were the softness of our Tropicana business and higher trade spending, particularly at Frito-Lay North America. Nonetheless, we believe our businesses overall are healthy and we are confident that we will achieve our earnings per share growth target of 13-14% for this year. Accordingly, we expect to take full advantage of the new share repurchase program that we announced this morning.”

Except as specifically noted, information in this release is presented on a comparable basis. See the note on presentation at the end of this release.

Summary of Total PepsiCo Results

Total servings worldwide grew 3% for the quarter and 4% year to date. Servings of snacks worldwide increased over 4% for the quarter and 5% year to date, while worldwide servings of beverages were up nearly 3% for the quarter and nearly 4% year to date.

Second quarter volume was adversely impacted by a 3% decline in Tropicana volume and an unusual array of negative factors, including:

•	The poor macro-economic environment in Latin America, especially Argentina and Brazil, and the boycott of American products in the Middle East;
•	Softness in the retail trade, both in large format, where there was a high number of store closures, and small format, where unusually cool weather adversely impacted foot traffic; and
•	Calendarization issues, e.g. for Pepsi-Cola North America, the shift of the Easter holiday into the first quarter and the short April/May reporting period for bottler case sales, and, for Quaker Foods Canada, the move from a calendar to fiscal reporting period.

Net revenues for the second quarter rose 2% to $6.2 billion. Net revenues grew slower than volume due to adverse foreign currency exchange rates and increased trade spending. On a currency neutral basis, net revenues expanded 3%. The increased trade spending was a response to aggressive competition and softer volume, and had an impact on revenue growth this year as a result of the changes in revenue recognition required by EITF 01-09.

Total line of business operating profits grew over 11% to $1.4 billion, principally as a result of strong Quaker synergies and productivity across the divisions. As a result, operating margins expanded two full percentage points.

PepsiCo’s 14% earnings per share growth reflected strong line of business operating profits, 20% earnings growth from bottling investments and leverage from lower corporate unallocated costs and net interest expense.

Frito-Lay North America (FLNA)
(in millions)

                            Twelve Weeks                    Twenty-Four Weeks
              ------------------------------    ------------------------------
                     2002       2001     % change      2002       2001     % change
                   ------     ------     --------    ------     ------     --------
Net Revenues       $2,038     $1,967        4%       $3,939     $3,745        5%
Operating Profit   $  530     $  492        8%       $1,001     $  918        9%

In the second quarter, Frito-Lay North America pound volume increased 4.5%, driven primarily by higher priced new product introductions. FLNA’s net revenues grew 4% for the quarter, reflecting the volume increases, which were offset by increased promotional allowances. Year to date, both volume and net revenues increased over 5%.

FLNA's second quarter operating profit growth of 8% was principally driven by the volume growth and the benefits of productivity, partially offset by the increased promotional allowances.

Solid performance in FLNA’s core portfolio came from double-digit growth in Quaker Chewy Granola Bars and Rold Gold pretzels and single-digit growth in Lay’s potato chips. New Rold Gold products included Rold Gold Braided Twists and Flavor Rush Pieces. In addition, Go Snacks – the new bite sized snacks in canisters – contributed significantly to the new product growth. The volume gains were partially offset by a decline in Ruffles potato chips.

Growth was also driven by a successful promotion tied to the movie Star Wars Episode II. In the most recent period, FLNA's share of salty snacks in measured channels grew by 1.7 points - its 18th straight quarter maintaining or gaining share.

In the third quarter, FLNA will continue to roll out Go Snacks, with two more flavors introduced at the very end of the third quarter – Tostitos Hint of Lime and Ruffles 3D’s. In addition, FLNA will introduce: new regional flavors of Lay’s under the banner “Tastes of America”; “Hot” Lays; a new Ruffles flavor called “Hearty Chili Cheese” and a new salsa flavor of Doritos. FLNA also has innovation aimed at consumer interest in Better-For-You products, including Reduced Fat Lay’s and a new flavor of Baked Doritos, called “Cooler Ranch”. FLNA will also expand its portfolio of Quaker snacks delivered through its direct store delivery system to small format stores, starting with the introduction of Quaker “Bites” for morning occasions.

FLNA’s promotional calendar for the third quarter is also strong. Promotional activity includes a tie-in to the new “Austin Powers” movie, a new Cash-in-the-Bag promotion and, toward the end of the quarter, a Power-of-One joint promotion with Pepsi around the NFL.

Frito-Lay International (FLI)
(in millions)

                            Twelve Weeks                  Twenty-Four Weeks
              ------------------------------     -----------------------------
                     2002       2001     % change       2002       2001    % change
                   ------     ------     --------     ------     ------    --------
Net Revenues       $1,352     $1,316         3%       $2,573     $2,491        3%
Operating Profit   $  192     $  150        29%       $  363     $  301       21%

FLI kilo volume grew 5% in the second quarter, led by Sabritas in Mexico, Walkers in the UK, Gamesa in Mexico and the international Quaker foods businesses. This volume growth was particularly impressive as FLI faced an adverse regional macro-economic environment in Latin America, especially in Argentina and Brazil.

FLI's net revenues grew 3% for the quarter and year to date. On a currency neutral basis, net revenues tracked volume increases, growing 6% for the second quarter and 5% year to date.

FLI’s strong operating profit growth was primarily driven by the volume growth at Sabritas, Walkers and Gamesa, and the benefits of productivity initiatives, especially at Sabritas and Gamesa.

In the second half of 2002, FLI has a solid marketing calendar planned, and will continue to benefit from news such as:

•	In Mexico, at Sabritas, Ruffles Blast and Cheetos Munchables are planned for the third quarter, and a new Bistro flavor is planned for the fourth quarter, and several line extensions at Gamesa, for example Chokis Colosal and Veronas Anti-G;
•	At Walkers, new flavors include Pizza Doritos and Beefy Squares, promotions include Monster Munch Mystery Tongue and a “Don't Forget the Dips” in-bag coupon promotion supporting Doritos Dippas;
•	Europe will benefit from the continued expansion of Lays Mediterraneas, a new portfolio of high quality potato chips with specially designed local flavors, into Holland, Spain and Portugal and the introduction of Doritos Dippas into Portugal; and
•	In-bag promotions featuring cash and characters from the Cartoon Network and the PowerPuff girls.

On July 16, 2002, FLI received anti-trust clearance from the UK Office of Fair Trade to acquire the Wotsits business from Golden Wonder Limited. Wotsits is the leading corn curl in the UK market. The transaction is expected to close at the end of this month.

North American Beverages

In June, PepsiCo announced that all of the North American beverage businesses will be consolidated under one management team, headed by Gary Rodkin, formerly the President of PCNA. By putting these powerful brand families in a single organization, the Company can do more to leverage their combined strength. This new organization also facilitates comparison of our total North American beverage volume growth to that of our principal competitor.

For purposes of this comparison, we have estimated our aggregated volume growth for the 13 weeks ended July 6, which we believe is comparable to our competitor’s second quarter reporting period. On this competitor comparable basis, volume for PepsiCo’s total North American beverage businesses grew over 3%. PCNA and Gatorade were both on target, with volume growth of 3% and 13% respectively, while Tropicana’s volume decreased 2%. Year to date, North American volume growth on the same basis is 3.5%.

In addition, Our North American beverage businesses all gained share in measured channels for the most recently measured quarter, which ended June 16, and on a year to date basis, as set out below:

Share Change
	Q2 only	Q2 YTD
CSD's1	+1.3 pts	+ 1.2 pts
Aquafina[2]	+4.3 pts	+4.5 pts
Gatorade[3]	+1.6 pts	+1.0 pts
Tropicana[4]	+1.1 pts	+0.4 pts
[1] Includes PepsiCo brands of carbonated soft-drinks, as measured by IRI in the large format channel (FDMx).
[2] Includes Aquafina’s share in the non-jug, non-flavored still water category, as measured by IRI in the large format channel (FDMx).
[3] Includes Gatorade’s share of the isotonic category, based on Nielsen data for the Grocery channel.
[4] Reflects Tropicana share of chilled juices, as measured by IRI in the Grocery channel.

The division results set out below are presented on the Company's reported fiscal basis, which is not directly comparable to our principal competitor.

Pepsi-Cola North America (PCNA)
(in millions)

                             Twelve Weeks                   Twenty-Four Weeks
                 -------------------------      -----------------------------
                      2002     2001    % change        2002       2001    % change
                      ----     ----    --------      ------     ------    --------
Net Revenues          $840     $805        4%        $1,528     $1,449        5%
Operating Profit      $260     $238        9%        $  456     $  409       11%

Year to date, both concentrate shipments and equivalents (CSE) and bottler case sales (BCS) increased 3%. However, for the second quarter, CSE increased 1%, while BCS was unchanged from a year ago. The second quarter for BCS includes only the months of April and May, when weather was unseasonably cool across most of the United States and Canada. The softness in BCS also reflected a shift in the timing of the sell-in for the Easter holiday into the first quarter, and a difficult comparison with the second quarter of 2001 when Mountain Dew Code Red was loaded in to the retail trade and launched. BCS rebounded to 4% for the month of June.

For the quarter, Trademark Mountain Dew BCS was higher than prior year, reflecting gains in Code Red. Trademark Pepsi BCS was down when compared with prior year, with gains from the national introduction of Pepsi Twist offset by declines in base Pepsi. Aquafina water continued to have strong double-digit growth, driving growth of 10% in PCNA’s non-carbonated portfolio.

In the third quarter, PCNA expects to continue to benefit from recently launched innovation, such as Brisk Lemonade and Starbucks DoubleShot, and from the introduction of Pepsi Blue, which will be launched in single serve sizes starting in early August.

PCNA’s promotional calendar for the third quarter includes a tie-in with the movie “Men in Black II” which is currently a hit in theaters, and the highly anticipated “Austin Powers” movie that will open soon.

Gatorade/Tropicana North America (GTNA)
(in millions)

                           Twelve Weeks                     Twenty-Four Weeks
              -----------------------------     -----------------------------
                     2002       2001    % change       2002       2001    % change
                   ------     ------    --------     ------     ------    --------
Net Revenues       $1,000     $1,006        -1%      $1,695     $1,682        1%
Operating Profit   $  189     $  184         3%      $  294     $  286        3%

Total volume for Gatorade/Tropicana North America for the second quarter of 2002 increased 5%, reflecting strong 12% volume growth for Gatorade. That growth was offset by Tropicana’s volume, which declined 3%.

Total net revenues decreased as a result of the volume declines in the Tropicana portfolio and increased promotional spending to support new products and defend market share. GTNA’s operating profit increase reflected a very strong performance from Gatorade, partially offset by a decline at Tropicana.

Gatorade’s strong profit growth was driven by volume gains and lower costs resulting from merger synergies, partially offset by increased advertising and increased promotional spending. The strong volume performance was driven by continued media support behind its successful “Is It In You?” campaign and new products introduced in the first quarter. Those products include:

       Gatorade Ice, including Strawberry, Orange and Lime,
       Gatorade Xtremo!, including Mango, Citrico and Tropicale,
       A new Gatorade Frost flavor called Cascade Crush, and
       The national roll out of Propel Fitness Water.

In the third quarter, Gatorade plans to continue its successful ad program and introduce new Gatorade All Stars, a 6-pack of 12 ounce PET Gatorade in three flavors – Strawberry, Watermelon and Berry – all designed to appeal to kids.

Tropicana’s performance reflects declines in the Twister ambient juice business and in the chilled juice business. The chilled juice declines reflected category declines in the grocery channel, the loss of the single serve Tropicana Pure Premium business at Burger King, and weakness resulting from the Dole/Season’s Best From Concentrate chilled orange juice transition. In spite of this weakness, in the most recent measured quarter Tropicana Pure Premium increased its dollar share of the chilled juice category almost one full percentage point.

PepsiCo Beverages International (PBI)
(in millions)

                           Twelve Weeks               Twenty-Four Weeks
                    -------------------------     -------------------------
                    2002     2001    % change     2002     2001    % change
                    ----     ----    --------     ----     ----    --------
Net Revenues        $583     $583      flat       $876     $881       -1%
Operating Profit    $100     $ 93       8%        $132     $122        8%

PBI bottler case sales were up over 5% in the second quarter, led by double-digit growth in India, the UK, Russia, China and Turkey, and high single-digit growth in Mexico. The introduction of new products, such as Mountain Dew, and line extensions of Pepsi and Mirinda contributed to the overall volume growth. In addition, PBI’s portfolio of non-carbonated beverages grew at a double-digit rate. The volume growth would have been higher but for a boycott of American products in the Middle East and weak local macroeconomic conditions, especially in Argentina.

The net revenues reflect the fact that volume gains were offset by unfavorable foreign exchange rates, which reduced net revenue growth by 3 percentage points for both the quarter and year to date, as well as the impact of the Middle East boycott and country mix.

PBI’s operating profits grew 8% for both the quarter and year to date, primarily due to volume gains, offset by adverse foreign exchange rates. On a currency neutral basis, PBI’s operating profit growth was 13% for the quarter and 16% year to date.

Quaker Foods North America (QFNA)
(in millions)

                            Twelve Weeks               Twenty-Four Weeks
                     -------------------------     -------------------------
                     2002     2001    % change     2002     2001    % change
                     ----     ----    --------     ----     ----    --------
Net Revenues         $365     $361       1%        $668     $652        2%
Operating Profit     $115     $ 88      31%        $214     $168       28%

QFNA volume grew 1% for the quarter, and over 2% year to date, reflecting strong hot cereal growth driven by new instant oatmeal flavor varieties, and impacted by the change in the reporting period for QFNA's Canadian operations, which shifted volume into the first quarter.

QFNA’s exceptional increase in operating profits for both the quarter and the year to date principally reflects lower costs from merger synergies and productivity initiatives, as well as volume improvement.

Corporate Items

Corporate Unallocated Expense. Corporate unallocated expenses decreased 8% in the second quarter to $77 million, reflecting a reduction in foreign currency exchange losses as well as Quaker synergies, partially offset by the timing of funding of the Company’s charitable foundation.

Equity Income. Equity income increased 20%, driven by the continuing solid performance of our bottling system.

Net Interest. Second quarter net interest expense decreased 9% due to lower average debt levels, and higher investment balances. Lower borrowing rates on floating rate debt were offset by a lower rate of return on investments.

Operating Cash Flow. Our internal operating cash flow, net of capital spending, was a very strong $1.6 billion for the first half of fiscal year 2002, compared to $0.7 billion for the same period in fiscal 2001. This increase reflects the ongoing focus on working capital efficiencies together with reduced tax payments and the beneficial timing of certain supplier payments.

Shares Outstanding. The weighted average diluted number of shares outstanding during the second quarter of 2002 remained essentially unchanged from last year.

Quaker Merger and Realization of Synergies.
The integration of the merger with The Quaker Oats Company is proceeding as planned. The Company expects to realize synergies of $200 million for 2002. To the extent incremental synergies become available, they will be judiciously re-invested in growth-driving opportunities.

Miscellaneous

Note on Presentation. In order to help investors compare our performance in 2002 to our performance in 2001, the information in this release was prepared on a “comparable” basis, as if the following had occurred at the beginning of 2001:

1)	The adoption of Statement of Financial Accounting Standards (SFAS) No. 142, which eliminates the amortization of goodwill and indefinite-lived intangible assets and reduces the lives of certain amortizable intangibles, and
2)	The consolidation of our European snack joint venture (SVE).

In addition, Quaker merger-related costs and other impairment and restructuring charges are excluded from comparable results.

Conference Call. At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss second quarter results and our outlook for 2002. For details, visit our site on the Internet at www.pepsico.com.

Cautionary Statement

        This release contains statements concerning PepsiCo's expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations.

PepsiCo, Inc. and Subsidiaries
Comparable Condensed Consolidated Financial Information (a)
(in millions except per share amounts, unaudited)

                                         12 Weeks Ended            24 Weeks Ended
                                      ---------------------   -----------------------
                                       6/15/02     6/16/01     6/15/02       6/16/01
                                      ---------   ---------   ---------   -----------
Net Sales
---------
Worldwide Snacks
- Frito-Lay North America...........   $2,038      $1,967      $ 3,939      $ 3,745
- Frito-Lay International...........    1,352       1,316        2,573        2,491
                                      ---------   ---------   ----------   ----------
                                        3,390       3,283        6,512        6,236
Worldwide Beverages
- Pepsi-Cola North America..........      840         805        1,528        1,449
- Gatorade/Tropicana
   North America....................    1,000       1,006        1,695        1,682
- PepsiCo Beverages International...      583         583          876          881
                                      ---------   ---------   ----------   ----------
                                        2,423       2,394        4,099        4,012
Quaker Foods North America..........      365         361          668          652
                                      ---------   ---------   ----------   ----------
 Total Net Sales....................   $6,178      $6,038      $11,279      $10,900
                                      =========   =========   ==========   ==========
Operating Profit
----------------
Worldwide Snacks
- Frito-Lay North America...........   $  530      $  492      $ 1,001      $   918
- Frito-Lay International...........      192         150          363          301
                                      ---------   ---------   ----------   ----------
                                          722         642        1,364        1,219
Worldwide Beverages
- Pepsi-Cola North America..........      260         238          456          409
- Gatorade/Tropicana
   North America....................      189         184          294          286
- PepsiCo Beverages International...      100          93          132          122
                                      ---------   ---------   ----------   ----------
                                          549         515          882          817
Quaker Foods North America..........      115          88          214          168
                                      ---------   ---------   ----------   ----------

Combined Segments...................    1,386       1,245        2,460        2,204
Corporate Unallocated...............      (77)        (84)        (168)        (162)
                                      ---------   ---------   ----------   ----------
Comparable Operating Profit (b).....    1,309       1,161        2,292        2,042

Bottling Equity Income and
  Transaction Gains/(Losses),net....       94          78          121           99
Interest Expense, net...............      (38)        (41)         (57)         (75)
                                      ---------   ---------   ----------   ----------

Income Before Income Taxes..........    1,365       1,198        2,356        2,066
Provision For Income Taxes (c)......      425         374          735          645
                                      ---------   ---------   ----------   ----------
Net Income..........................   $  940      $  824      $ 1,621      $ 1,421
                                      =========   =========   ==========   ==========

Diluted
  Income Per Common Share ..........   $ 0.52      $ 0.45      $  0.90      $  0.79
  Average Shares Outstanding........    1,809       1,810        1,805        1,805

See accompanying notes.

Notes to the comparable information for the 12 and 24 weeks ended 6/15/02 and 6/16/01:

a)	Our comparable results exclude the costs associated with our merger with Quaker and other impairment and restructuring costs, and include the impact in 2001 of the following 2002 accounting changes:
-	the adoption of Statement of Financial Accounting Standards No. (SFAS) 142, Goodwill and Intangibles. As a result of adoption, amortization ceased for nonamortizable intangibles and the remaining useful lives of certain amortizable intangibles were reduced and

	-	the consolidation of our European snack joint venture (SVE) as a result of operational changes.
Percentage changes in text are based on unrounded amounts.
b)	Reconciliation of comparable with reported net sales and operating profit:
                                        12 Weeks Ended            24 Weeks Ended
                                     ---------------------   ------------------------
                                      6/15/02     6/16/01      6/15/02      6/16/01
                                     ---------   ---------   -----------   ----------

     Comparable Net Sales..........   $6,178      $6,038       $11,279      $10,900
       SVE consolidation...........        -        (173)            -         (335)
                                     ---------   ---------    ----------   ----------
     Reported Net Sales............   $6,178      $5,865       $11,279      $10,565
                                     =========   =========    ==========   ==========

     Comparable Operating Profit...   $1,309      $1,161       $ 2,292      $ 2,042
       Merger-related costs........      (65)          -          (101)           -
       Other impairment and
        Restructuring charges......        -          (4)            -           (8)
       SFAS 142....................        -          (3)            -          (11)
       SVE consolidation...........        -          (5)            -           (9)
       Quaker one-time items.......        -           2             -            2
                                    ---------   ---------    ----------   -----------
     Reported Operating Profit.....   $1,244      $1,151       $ 2,191      $ 2,016
                                    =========   =========    ==========   ===========
c)	The comparable effective tax rate is 31.2% in 2002 and 2001.

PepsiCo, Inc. and Subsidiaries (a)
Reported Consolidated Statement of Income
(in millions except per share amounts; unaudited)

                                           12 Weeks Ended          24 Weeks Ended
                                        --------------------  -----------------------
                                         6/15/02    6/16/01     6/15/02     6/16/01
                                        ---------  ---------  ----------  -----------

Net Sales............................    $6,178     $5,865     $11,279      $10,565

Cost and Expenses
 Cost of sales.......................     2,812      2,668       5,130        4,812
 Selling, general and administrative
  Expenses...........................     2,023      2,004       3,795        3,655
 Amortization of intangible assets...        34         38          62           74
 Merger-related costs (b)............        65          -         101            -
 Other impairment and restructuring
  Charges............................         -          4           -            8
                                        ---------  ---------  ----------  -----------

Reported Operating Profit............     1,244      1,151       2,191        2,016

Bottling equity income and
  transaction gains/(losses), net....        94         63         121           68
Interest expense.....................       (43)       (53)        (74)        (105)
Interest income......................         5         12          17           32
                                        ---------  ---------  ----------  -----------
Income Before Income Taxes...........     1,300      1,173       2,255        2,011

Provision for Income Taxes (c).......       412        375         716          643
                                        ---------  ---------  ----------  -----------

Net Income...........................    $  888     $  798     $ 1,539      $ 1,368
                                        =========  =========  ==========  ===========

Diluted
  Net Income Per Common Share........    $ 0.49     $ 0.44     $  0.85      $  0.76
  Average Shares Outstanding.........     1,809      1,810       1,805        1,805

See accompanying notes.

Notes to the reported information for the 12 and 24 weeks ended 6/15/02 and 6/16/01:

a)	In 2002, we also adopted Statement of Financial Accounting Standards No. (SFAS) 142. As a result of adoption, amortization ceased for nonamortizable intangibles and the remaining useful lives of certain amortizable intangibles were reduced.
As a result of changes in the operations of our European snack joint venture (SVE), we have determined that, effective in 2002, consolidation is required. Therefore, SVE’s results of operations are included in PepsiCo’s consolidated results for 2002.
b)	For 2002, reflects costs related to our merger with Quaker of $65 million ($51 million after-tax or $0.03 per share assuming dilution) for the 12 weeks and $101 million ($81 million after-tax or $0.05 per share assuming dilution)for the 24 weeks.
c)	The effective tax rate is 31.7% for the 12 and 24 weeks in 2002 and 32.0% for the 12 and 24 weeks in 2001.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement Of Cash Flows
(in millions)

                                                       24 Weeks Ending
                                                  -------------------------
                                                     6/15/02       6/16/01
                                                   ----------    ----------
Cash Flows – Operating Activities
  Net income....................................     $1,539        $ 1,368
   Adjustments
     Bottling equity income and transaction
      gains/losses, net.........................       (121)           (68)
     Depreciation and amortization..............        489            482
     Merger-related costs.......................        101              -
     Other impairment and restructuring charges           -              8
     Cash payments for merger-related costs
      and restructuring charges.................        (58)           (29)
     Deferred income taxes......................         (5)            (3)
     Deferred compensation – ESOP..........               -             21
     Other noncash charges and credits, net.....        114             93
Net change in operating working capital.........       (103)        (1,015)
                                                   ----------    ----------
Net Cash Provided by Operating Activities.......      1,956            857
                                                   ----------    -----------
Cash Flows –Investing Activities
 Capital spending...............................       (506)          (456)
 Acquisitions and investments in unconsolidated
  Affiliates....................................        (78)          (414)
 Sales of property, plant & equipment...........         44             57
 Sales of businesses............................          7              -
 Short-term investments.........................       (417)          (773)
 Snack Ventures Europe consolidation............         39              -
 Other, net.....................................         16            136
                                                   ----------    -----------
Net Cash Used for Investing Activities..........       (895)        (1,450)
                                                   ----------    -----------
Cash Flows – Financing Activities
 Proceeds from issuances of long-term debt......         25             11
 Payments of long-term debt.....................       (123)          (255)
 Short-term borrowings..........................         99              3
 Cash dividends paid............................       (512)          (482)
 Share repurchases – preferred..................        (22)            (5)
 Proceeds from issuance of shares in
  connection with the Quaker merger.............          -            524
 Proceeds from exercises of stock options.......        342            206
                                                   ----------    -----------
Net Cash (Used for)/Provided by Financing
 Activities.....................................       (191)             2
Effect of Exchange Rate Changes on Cash and
 Cash Equivalents...............................          4             (4)
                                                   ----------    -----------
Net Increase/(Decrease) in Cash and Cash
 Equivalents....................................        874           (595)
Cash and Cash Equivalents – Beginning of year...        683          1,038
                                                   ----------    -----------
Cash and Cash Equivalents - End of period.......     $1,557        $   443
                                                   ==========    ===========

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

                                                (unaudited)
                                                  6/15/02        12/29/01
                                                -----------    -----------
Assets

Cash and cash equivalents....................     $ 1,557        $   683

Short-term investments, at cost..............       1,389            966

Other current assets.........................       5,135          4,204
                                                -----------    -----------
     Total Current Assets....................       8,081          5,853

Property, plant and equipment, net...........       7,137          6,876

Intangible assets, net.......................       4,966          4,841

Investments in unconsolidated affiliates.....       2,810          2,871

Other assets.................................       1,206          1,254
                                                -----------    -----------
Total Assets.................................     $24,200        $21,695
                                                ===========    ===========

Liabilities and Shareholders' Equity

Short-term borrowings........................     $   846        $   354

Current liabilities..........................       5,465          4,644

Long-term debt...............................       2,257          2,651

Other liabilities............................       4,133          3,876

Deferred income taxes........................       1,461          1,496

Preferred stock, no par value................           4             26

Common Shareholders' Equity..................      10,034          8,648
                                                -----------    -----------

Total Liabilities and Shareholders' Equity...     $24,200        $21,695
                                                ===========    ===========